EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Manager, Investor Relations, (210) 283-2882
Media:
Sarah Simpson, Vice President, Corporate Communications, (210) 283-2374
Tesoro Corporation Provides Update on Capital Spending
     SAN ANTONIO — July 10, 2006 -Tesoro Corporation (NYSE:TSO) announced today it will no longer proceed with the coker project at its Anacortes, Washington refinery due to the significant cost increases from original estimates. The proposed 25,000 barrel a day coker, capable of processing heavier crude oil, was originally estimated to cost $250 million and to begin production in the fourth quarter of 2007.
     However, the Company said it will continue as planned with units designed to increase the refinery’s sulfur handling capabilities, increase utilization and maintain the Company’s excellence in environmental compliance. The project will cost an estimated $55 million and is expected to be on-line in the fourth quarter of 2007. With the ability to process a greater percentage of heavier sour crude oils, we estimate that the refinery will be able to capture up to 20% of the original heavy crude oil benefit of the delayed coker beginning in 2008. Original EBITDA contribution estimates for the Anacortes coker were $30 million in 2007 and $86 million in 2008.
     “The decision to cancel the Anacortes coker project is consistent with what we told investors about our capital strategy’s project assessment process and our commitment to high return projects,” said Bruce Smith, President, Chairman and CEO. “As we reviewed the cost of the entire project, it no longer met our rate of return

Tesoro Corporation Provides Update on Capital Spending
objectives for economic projects because the cost of engineering, materials and labor had increased similar to escalations that have been announced on other projects both within and outside the energy sector. I was very pleased, however, to see our organization find another heavy crude solution that meets our investment criteria.”
     Total cost to terminate the Anacortes coker project is expected to be approximately $31 million. The Company expects to recover a yet-to-be determined portion of the investment in the project and will record pre-tax special charges starting in the second quarter.
     Golden Eagle Coker Project
     Tesoro confirmed today its commitment to the Golden Eagle coker modification project even though it also has experienced a cost increase. The modification of the coker at the Company’s Golden Eagle refinery in Martinez, California is now anticipated to cost approximately $415 million. This project enables the Company to comply with the terms of an abatement order signed with the California air quality regulators earlier this year. “We believe the project is a win-win since it achieves the best environmental solution by significantly reducing air emissions and adds to shareholder value by enhancing the refinery’s capabilities in terms of reliability, lengthening turnaround cycles and reducing costs,” said Smith. Some of those benefits include:
•	extending the typical coker turnaround cycle from 2.5 years to 5 years,

•	significantly reducing the duration of coker turnarounds
     The primary alternative to modifying the coker was the installation of a flue gas scrubber which would have cost approximately $250 million and would not have provided additional capabilities or cost reduction opportunities at the refinery.
     Capital Spending Update
     Total capital spending for 2006 is expected to be approximately $630 million including turnarounds. This reflects:
•	a reduction of $61 million relating to the cancellation of the Anacortes coker

•	a reduction of $36 million from delayed, cancelled or deferred projects

Tesoro Corporation Provides Update on Capital Spending
•	an additional $17 million of regulatory projects

•	an additional $40 million for further projects
     Increases in the cost of the Golden Eagle coker will not impact 2006 capital expenditures.
     Tesoro is presently revising the capital spending plan for 2007 and future years and is expecting to release a budget during the fourth quarter. “I’m confident that we will continue to have a strong portfolio of high-return, organic growth projects as we move forward with our capital review program,” concluded Smith.
     Tesoro Earnings Release
     Tesoro Corporation will announce its 2nd Quarter earnings on Thursday, August 3rd at 3 pm CDT. You can listen online at tsocorp.com.
     Tesoro Corporation, a Fortune 200 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of approximately 560,000 barrels per day. Tesoro’s retail-marketing system includes nearly 475 branded retail stations, of which over 200 are Company owned and operated under the Tesoro® and Mirastar® brands.
     This news release contains certain statements that are “forward-looking” statements concerning economic and operational benefits of certain capital projects within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.
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